Exhibit 99.1

NewMarket Corporation Reports Improved Third Quarter and Nine Months 2005 Results

Richmond, VA, October 26, 2005 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report for the third quarter and first nine months of 2005 and an update of the Company’s operations.

Third quarter 2005 earnings excluding certain special items were $10.3 million or $0.61 per share, a significant improvement over earnings on the same basis for third quarter 2004 of $4.6 million or $0.26 per share. Net income for third quarter 2005, including the special items, was $13.4 million or $0.79 per share compared to net income for third quarter 2004 on the same basis of $13.0 million or $0.76 per share.

For the first nine months of 2005, earnings excluding certain special items were $25.6 million or $1.51 per share compared to earnings for the first nine months of last year on the same basis of $21.7 million or $1.28 per share. Including the special items, net income for the first nine months of 2005 was $31.2 million or $1.84 per share, while net income for the first nine months of last year was $30.1 million or $1.78 per share. A description of the special items as well as a reconciliation of net income under generally accepted accounting principles in the United States (GAAP) to earnings excluding special items is included at the end of the earnings release for further clarification.

Petroleum additives segment operating profit for the third quarter of this year was $17.4 million, a significant improvement over third quarter 2004 operating profit of $8.6 million, excluding a 2004 special item gain of $0.8 million. For the first nine months of 2005, petroleum additives operating profit improved to $44.2 million from operating profit on the same basis of $38.8 million for the same period last year. The improved results reflect higher petroleum additives sales which increased 20 percent to $267.4 million for this year’s third quarter compared to sales of $222.8 million for third quarter 2004. Sales for the first nine months of 2005 of $773.6 million are up 18 percent compared to sales for the same period last year of $655.5 million. The improved petroleum additives results reflect the success of our strategy to supply our customers with a strong and diverse portfolio of petroleum additives products that enables them to differentiate their products in the marketplace. Margins remain under pressure, however, as the ever increasing raw material costs have kept us from fully restoring our margins. Consequently we continue to pursue price increases for our products. Our progress during the first three quarters encourages us to believe that petroleum additives operating profit for the fourth quarter and year 2005 will exceed the same periods last year.

Tetraethyl lead (TEL) operating profit for third quarter 2005 of $5.6 million was up from operating profit of $4.7 million, excluding a 2004 special item, for the same period last year. For the first nine months of 2005, TEL operating profit declined to $15.5 million compared to operating profit of $20.2 million, excluding a 2004 special item, for the first nine months of 2004 as the market for this product continues to decline. We expect the continuing decline in TEL will result in both fourth quarter and year TEL operating profit being lower than the same periods last year.

Operations and effective working capital management provided strong cash flow during the quarter, which enabled us to pay off the remaining $30 million of bank debt and begin to build cash for future opportunities.

The overall improvement in earnings reflects the increased profit contribution of the petroleum additives team, despite challenging market conditions, which more than offset the inevitable decline in profits of TEL. Lastly, I thank our entire Supply Team for their tireless efforts to steer us through the many difficulties caused by the already tight material supply situation, compounded by the recent storms in the US Gulf coast. They have met every challenge and have demonstrated that our customers’ confidence in our ability to deliver is well placed.

Sincerely,

Thomas E. Gottwald

As noted, net income for the third quarter and nine months for both 2005 and 2004 include certain special items. The Company has reported net income including special items, as well as earnings excluding special items in this release. The Company believes that even though earnings excluding special items is not required or in accordance with GAAP, this additional measure enhances understanding of the Company’s performance. This is because earnings excluding special items excludes the impact of certain non-recurring items and enhances period to period comparability. Earnings excluding special items should not be considered an alternative to net income determined under GAAP. The following table is a reconciliation of net income under GAAP to earnings excluding special items.

Summary of Earnings for the Third Quarter and Nine Months:

	Third Quarter Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net Income
Net income	$13.4	$13.0	$31.2	$30.1
(Less) Special items:
Benefit of insurance settlements	—	(8.4)	(2.5)	(8.4)
Gain on sale of property	(1.8)	—	(1.8)	—
Tax settlement	(1.3)	—	(1.3)	—
		—		—

Earnings excluding Special items	$10.3	$4.6	$25.6	$21.7

Basic Earnings Per Share:
Net income	$0.79	$0.76	$1.84	$1.78
(Less) Special items:
Benefit of insurance settlements	—	(0.50)	(0.15)	(0.50)
Gain on sale of property	(0.11)	—	(0.11)	—
Tax settlement	(0.07)	—	(0.07)	—

Earnings excluding Special items	$0.61	$0.26	$1.51	$1.28

As a reminder, a conference call and Internet web cast is scheduled for 10:00 a.m. EDT on Friday, October 28, 2005, to review third quarter 2005 financial results. You can access the conference call live by dialing 877-407-8031 (domestic) or 201-689-8031 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 2, 2005 at 11:59 p.m. by dialing 877-660-6853 (domestic) and 201-612-7415 (international). The account number is 286. The conference ID number is 172707. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: timing of sales orders; gain or loss of significant customers; competition from other manufacturers; resolution of environmental liabilities; changes in the demand for our products; significant changes in new product introduction; increases in product cost; the impact of fluctuations in foreign exchange rates on reported results of operations; changes in various markets; geopolitical risks in certain of the countries in which we conduct business; the impact of consolidation of the petroleum additives industry; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 7A, “Quantitative and Qualitative Disclosures About Market Risk” of our 2004 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza

Investor Relations

Phone: 804.788.5555

Fax: 804.788.5688

Email: investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales:
Petroleum additives	$267.4	$222.8	$773.6	$655.5
Tetraethyl lead	3.5	1.9	8.3	7.4

Total	$270.9	$224.7	$781.9	$662.9

Segment operating profit:
Petroleum additives before special item	$17.4	$8.6	$44.2	$38.8
Special item (a)	—	0.8	—	0.8

Petroleum additives	17.4	9.4	44.2	39.6
Tetraethyl lead before special items	5.6	4.7	15.5	20.2
Special items (a)	—	12.5	3.9	12.5

Tetraethyl lead	5.6	17.2	19.4	32.7

Contract manufacturing and other	0.2	0.8	1.8	0.8

Segment operating profit	23.2	27.4	65.4	73.1

Corporate unallocated expense	(3.5)	(3.7)	(9.5)	(10.9)
Special item (b)	2.9	—	2.9	—
Interest expense	(4.1)	(4.3)	(12.9)	(13.9)
Other expense, net	(0.8)	(1.0)	(2.5)	(3.9)

Income before income taxes	$17.7	$18.4	$43.4	$44.4

Net income:
Earnings excluding special items	$10.3	$4.6	$25.6	$21.7
Special items (a) (b) (c)	3.1	8.4	5.6	8.4

Net income	$13.4	$13.0	$31.2	$30.1

Basic earnings per share:
Earnings excluding special items	$0.61	$0.26	$1.51	$1.28
Special items (a) (b) (c)	0.18	0.50	0.33	0.50

Basic earnings per share	$0.79	$0.76	$1.84	$1.78

Diluted earnings per share:
Earnings excluding special items	$0.59	$0.26	$1.48	$1.27
Special items (a) (b) (c)	0.18	0.49	0.32	0.49

Diluted earnings per share	$0.77	$0.75	$1.80	$1.76

Notes to Segment Results and Other Financial Information

Certain prior periods have been reclassified to conform to the current presentation.

(a)	The special item of $3.9 million ($2.5 million after income taxes) in the tetraethyl lead segment for nine months 2005 represents the gain associated with the insurance settlement related to premises asbestos liabilities. The 2004 special item in the petroleum additives segment operating profit of $800 thousand and the tetraethyl lead segment operating profit of $12.5 million represents a gain on an insurance settlement related to environmental issues. The aggregate after tax gain was $8.4 million

(b)	The special item in 2005 is a gain of $2.9 million on the sale of corporate property. This after tax gain amounted to $1.8 million.

(c)	Net income for the three and nine months ended September 30, 2005 includes a benefit of $1.3 million related to the settlement of certain tax years with the Internal Revenue Service.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands except per share amounts, unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2005	2004	2005	2004
Net sales	$270,932	$224,668	$781,888	$662,948
Cost of goods sold	217,761	182,039	633,443	523,926

Gross profit	53,171	42,629	148,445	139,022
Operating profit from TEL marketing agreements services	6,352	8,864	19,629	26,939

Selling, general, and administrative expenses	24,967	23,729	71,229	72,157
Research, development, and testing expenses	15,919	18,104	47,996	48,951
Special item income (a)	2,878	13,245	6,746	13,245

Operating profit	21,515	22,905	55,595	58,098

Interest and financing expenses	4,138	4,259	12,920	13,942
Other income (expense), net	372	(208)	743	241

Income before income taxes	17,749	18,438	43,418	44,397
Income tax expense (b)	4,348	5,464	12,188	14,251

Net income	$13,401	$12,974	$31,230	$30,146

Basic earnings per share	$0.79	$0.76	$1.84	$1.78

Diluted earnings per share	$0.77	$0.75	$1.80	$1.76

Shares used to compute basic earnings per share	17,042	16,969	17,013	16,895

Shares used to compute diluted earnings per share	17,317	17,189	17,312	17,159

Notes to Consolidated Statements of Income

(a)	Special items for third quarter and nine months ended September 30, 2005 include a gain of $2.9 million ($1.8 million after tax) on the sale of corporate property. Nine months ended September 30, 2005 also includes a gain of $3.9 million ($2.5 million after tax) associated with the insurance settlement related to premises asbestos liabilities.

The 2004 special item represents a gain on an insurance settlement related to environmental issues. The after tax gain was $8.4 million.

(b)	Income tax expense for the three- and nine-months ended September 30, 2005 includes a benefit of $1.1 million related to the settlement of certain tax years with the Internal Revenue Service.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30 2005 (unaudited)	December 31 2004
ASSETS
Current assets:
Cash and cash equivalents	$40,305	$28,778
Restricted cash	1,488	1,706
Trade and other accounts receivable, less allowance for doubtful accounts ($1,138–2005; $1,167–2004)	171,692	158,423
Receivable–TEL marketing agreements services	1,680	3,298
Inventories	150,331	157,789
Prepaid expenses	4,644	2,387
Deferred income taxes	7,184	7,874

Total current assets	377,324	360,255

Property, plant and equipment, at cost	775,998	777,105
Less accumulated depreciation and amortization	616,019	610,876

Net property, plant and equipment	159,979	166,229

Prepaid pension cost	18,808	20,101
Deferred income taxes	18,130	4,367
Other assets and deferred charges	48,762	68,961
Intangibles, net of amortization	51,876	56,282

Total assets	$674,879	$676,195

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$71,257	$75,719
Accrued expenses	61,787	57,725
Long-term debt, current portion	630	601
Income taxes payable	14,177	6,138

Total current liabilities	147,851	140,183

Long-term debt	153,355	183,837
Other noncurrent liabilities	114,909	120,293
Shareholders’ equity
Common stock and paid in capital (without par value at September 30, 2005; $1 par value at December 31, 2004) Issued–17,062,059 in 2005 and 16,980,759 in 2004	85,077	84,724
Accumulated other comprehensive loss	(26,571)	(21,870)
Retained earnings	200,258	169,028

	258,764	231,882

Total liabilities and shareholders’ equity	$674,879	$676,195